Exhibit G

Isidora Goyenechea 3477, piso 19
Las Condes, Santiago 7550106
Chile
Telephone	(+56-2) 2472-7000
Telefax	(+56-2) 2472-7001
Direct Dial	(+56-2) 2472-7007

Santiago, Chile, May 4, 2021

The Republic of Chile

Ministry of Finance

Teatinos 120, piso 12

Santiago,

Chile

Re.: Registration Statement

Ladies and Gentlemen:

We have acted as special Chilean counsel to the Ministry of Finance of the Republic of Chile (the “Republic”) in connection with the registration statement (No. 333-235463) (as amended, the “Registration Statement”) filed by the Republic with the Securities Exchange Commission (the “Commission”) under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Republic proposes to issue and sell from time to time up to U.S.$ 1,808,407,606 of its debt securities (the “Debt Securities”) and/or warrants to purchase Debt Securities, pursuant to the indenture dated as of December 12, 2014 (as amended, the “Indenture”) between the Republic and The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following:

(a)	the Registration Statement;

(b)	the Indenture;

(c)	the forms of Debt Securities included as Exhibits A, B and C of the Indenture;

(d)	all the relevant provisions of the Constitution of the Republic of Chile and all relevant laws and orders of Chile, including but not limited to the following (copies and translations of which are attached as Exhibit A to this opinion):

(i)	Article 32, number 6; Article 63, numbers 7 and 8; and Article 65, paragraph 4, number 3 of the Constitution of the Republic of Chile, dated 1980, as amended;

(ii)	Articles 45, 46, 47, 47 bis and 48 of the Decree Law No. 1,263, of November 21, 1975, as amended providing for the rules of financial administration and governance of the Republic (the “Government Financial Administration Act”);

(iii)	Decree Law No. 2,349 (Decreto Ley N°2.349) of October 13, 1978, as amended, on sovereign immunity of the Chilean State (the “Sovereign Immunity Act”);

(iv)	Article 3 of Law No. 21,289 (Ley N° 21.289), published in the Official Gazette on December 16, 2020 (the “2021 Budget Law”); and

(v)	such other documents, agreements and instruments and such treaties, laws, rules, decrees and the like as we have deemed necessary as a basis for the opinions hereinafter expressed.

We have assumed for purposes of this opinion: (i) that the Trustee has adequate power, authority and legal right to enter into the Indenture, to execute the documents and take the actions to be executed and taken thereunder, including the authentication of the Debt Securities; (ii) the authenticity of all documents examined by us (and the completeness of and conformity to the originals of any copies thereof submitted to us) and the genuineness of all signatures; and (iii) that the Debt Securities and the Indenture, and any other related agreement or document that is stated to be governed by and construed in accordance with New York law, have been duly authorized, executed and delivered pursuant to New York law.

Based on the foregoing and subject to the further assumptions and qualifications, it is our opinion that under and with respect to present Chilean law, the Debt Securities when (A) executed and delivered by (i) a duly authorized representative acting on behalf of the Republic and (ii) the Treasurer General of the Republic (Tesorero General de la República) or a duly authorized representative acting on his or her behalf, and (B) duly authenticated (“refrendados”) by the General Comptroller of the Republic (Contralor General de la República) or a duly authorized representative acting on his or her behalf, and further authenticated pursuant to the Indenture, will constitute valid and legally binding obligations of the Republic; provided that each specific issue of Debt Securities to be made by the Republic shall require prior promulgation of a Supreme Decree issued by the President of the Republic and the Minister of Finance of the Republic (Ministro de Hacienda) specifically authorizing the incurrence of further indebtedness by the Republic by means of a Debt Securities issuance in accordance with the laws listed in letter (d) above that authorizes the incurrence of an amount of indebtedness equal to or greater than the amount contemplated in each such specific issue of Debt Securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on the date hereof and to the reference to our name under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement filed on the date hereof and in any prospectus supplement relating thereto. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

MORALES & BESA LTDA.

By:

/s/ Guillermo Morales E.
Guillermo Morales E., a Partner

EXHIBIT A

The following are the most relevant provisions contained in the Constitution of Chile and Chilean laws governing incurrence in public indebtedness by the Republic of Chile, referred to in the opinion letter dated as of May 4, 2021 by Morales & Besa Ltda., special Chilean Counsel to the Republic of Chile.

TABLE OF CONTENTS

I.	Constitución Política de la República de Chile	Constitution of the Republic of Chile

II.	Decreto Ley Nº 1.263 de 1975 – Decreto Ley Orgánico de Administración Financiera del Estado	Decree Law No. 1,263 of 1975 – Institutional Basis of the Financial Administration of the State

III.	Decreto Ley Nº 2.349 De 1978 – Establece Normas sobre Contratos Internacionales para el Sector Público	Decree Law No. 2,349 of 1978 - Rules Governing International Agreements of the Public Sector

IV.	Ley N° 21.289 - Ley de Presupuestos para el Sector Público, Correspondiente al Año 2021	Law No. 21,289 - Budget Law for the Public Sector corresponding to Fiscal Year 2021

I. CONSTITUCIÓN POLÍTICA DE LA REPÚBLICA DE CHILE	I. CONSTITUTION OF THE REPUBLIC OF CHILE

Artículo 32.- Son atribuciones especiales del Presidente de la República: …

6º.- Ejercer la potestad reglamentaria en todas aquellas materias que no sean propias del dominio legal, sin perjuicio de la facultad de dictar los demás reglamentos, decretos e instrucciones que crea convenientes para la ejecución de las leyes; …

Article 32.- The following are special powers vested on the President of the Republic: …

6°.- To exercise the power to regulate in all such matters not included within the purview of the statutory domain; and the authority to issue such other regulations, decrees and instructions as the President may determine to be convenient be for the due execution of the laws; …

Artículo 63.- Sólo son materias de ley: …

7)           Las que autoricen al Estado, a sus organismos y a las municipalidades, para contratar empréstitos, los que deberán estar destinados a financiar proyectos específicos. La ley deberá indicar las fuentes de recursos con cargo a los cuales deba hacerse el servicio de la deuda. Sin embargo, se requerirá de una ley de quórum calificado para autorizar la contratación de aquellos empréstitos cuyo vencimiento exceda del término de duración del respectivo período presidencial.

Lo dispuesto en este número no se aplicará al Banco Central;

8)           Las que autoricen la celebración de cualquier clase de operaciones que puedan comprometer en forma directa o indirecta el crédito o la responsabilidad financiera del Estado, sus organismos y de las municipalidades.

Esta disposición no se aplicará al Banco Central; …

Article 63.- The only matters [within the exclusive] purview of the statutory domain are: …

7)           Those that authorize the State, its bodies and the Municipalities to contract loans that shall have the purpose to finance specific projects. The law must indicate the sources of the funds out of which the debt should be served. However, the contracting of loans the maturity date of which exceeds the duration of the term of the respective presidential period shall require authorization by virtue of a law passed by a qualified quorum.

The provisions of this number shall not apply to the Central Bank;

8)          Those that may authorize the entering of any type of transactions which may, directly or indirectly, affect the credit or the financial liability of the State, its agencies and of the municipalities.

This provision shall not apply to the Central Bank; …

Artículo 65.-[Inciso 4º]

Corresponderá, asimismo, al Presidente de la República la iniciativa exclusiva para: …

3º.- Contratar empréstitos o celebrar cualquiera otra clase de operaciones que puedan comprometer el crédito o la responsabilidad financiera del Estado, de las entidades semifiscales, autónomas, de los gobiernos regionales o de las municipalidades, y condonar, reducir o modificar obligaciones, intereses u otras cargas financieras de cualquier naturaleza establecidas en favor del Fisco o de los organismos o entidades referidos; …

Article 65.- [paragraph 4]

The President of the Republic shall also have the exclusive [legislative] initiative for: ….

3.- Contracting loans or enter into any other transactions which may affect the public financial credit or the financial responsibility of the public, semi-public, autonomous agencies or municipalities, and cancel, reduce or amend obligations, interest provisions or other financial undertakings of any nature, established on behalf of the Republic (Fisco) or of the above mentioned entities or agencies;…

II.	DECRETO LEY Nº 1.263 DE 1975 - DECRETO LEY ORGÁNICO DE ADMINISTRACIÓN FINANCIERA DEL ESTADO (Diario Oficial de 18 de noviembre de 1975 y modificaciones posteriores)	II.	DECREE LAW NO. 1,263 OF 1975 – INSTITUTIONAL FRAMEWORK FOR THE FINANCIAL ADMINISTRATION OF THE STATE (Official Gazette of November 18, 1975, as amended)

… TÍTULO IV

Del Crédito Público

… Artículo 45°. - En las obligaciones que contraiga el Fisco, el Tesorero General de la República deberá suscribir los títulos de créditos fiscales.

Los títulos referidos que deban firmarse en el exterior, podrán ser suscritos por el funcionario que designe el Presidente de la República, en remplazo del Tesorero General.

… TITLE IV

On the Public Credit

… Article 45.- The Treasurer General of the Republic (Tesorero General de la República) shall execute the credit instruments that evidence the indebtedness of the Republic.

If such instruments ought to be executed abroad an official designated by the President of the Republic may execute them for and on behalf of the Treasurer General of the Republic.

Artículo 46º.- El Contralor General de la República refrendará todos los documentos de deuda pública que se emitan.

Ningún documento de deuda pública será válido sin la refrendación del Contralor General de la República o de otro funcionario o institución que, a propuesta de él, designe el Ejecutivo.

La Contraloría General de la República llevará la contabilización de toda la deuda pública.

Article 46.- The Comptroller General of the Republic shall authenticate all debt instruments issued by the Republic.

No document of public debt shall be valid unless authenticated by the Comptroller General of the Republic or another official or institution proposed by the Comptroller and appointed by the Executive.

The Office of the Comptroller General shall keep the accounting of all the indebtedness of the Republic.

Artículo 47º.- El Estado puede colocar los títulos de la deuda pública en el mercado de capitales directamente, por medio de la Tesorería General de la República, o en forma indirecta, mediante la colocación a través de agentes o consorcios financieros nacionales o extranjeros tales como bancos comerciales, bolsas de comercio u otras.

Podrá establecerse el pago de una comisión por la colocación de estos títulos.

Article 47.- The Republic can place its public debt instruments in the capital markets either directly, through the Office of the Comptroller General, or indirectly, through their placement carried out by national or international financial agents or consortia such as commercial banks, stock exchanges or others.

The State may pay a commission for the placement of this debt instruments.

Artículo 47º BIS.- En la emisión de bonos y otros valores representativos de deuda pública que emita el Estado, el Ministerio de Hacienda, mediante decreto supremo cumplido bajo la fórmula "Por orden del Presidente de la República", podrá disponer que tales bonos o valores sean emitidos sin la obligación de imprimir títulos o láminas físicas que evidencien la deuda pública correspondiente. El decreto supremo señalado precedentemente deberá indicar, para una o más emisiones determinadas, o en general, para todas las emisiones, las reglas, requisitos y demás modalidades necesarias para hacer valer los derechos emanados de los bonos o valores emitidos en la forma antes señalada, incluyendo el procedimiento requerido para transferirlos.

En caso que los bonos o valores se emitan en la forma señalada en el inciso anterior, la suscripción por el Tesorero General de la República y la refrendación del Contralor General de la República, exigidas en los artículos 45 y 46 precedentes, deberá efectuarse en una réplica o símil de los bonos o valores emitidos, quedando de esta forma y para todos los efectos legales, autorizada y refrendada la totalidad de los bonos o valores que integran la serie correspondientemente emitida y cuyos términos y condiciones serán idénticos a dicha réplica.

De la misma manera, tratándose de emisiones de bonos y valores efectuadas en la forma establecida en los incisos precedentes, el emisor deberá mantener un registro de anotaciones en cuenta a favor de los tenedores de los correspondientes valores representativos de la deuda pública. La mantención del mencionado registro podrá ser contratada con un tercero, en la forma que indique el decreto supremo a que se refiere el inciso primero. …

Article 47 BIS.- In the issuance of bonds and other securities representing public indebtedness issued by the State, The Ministry of Finance may by means of a Supreme Decree signed under the form “By Order of the President of the Republic" shall be authorised to issue such bonds or other securities representing the corresponding public debt without the obligation to evidence such securities in printed form or physical sheets. The aforementioned supreme decree shall indicate for each issuance or a number of issuances, or in general for all issuances, the rules, requirements and terms and conditions necessary to enforce the rights or claims arising from the securities issued in the aforementioned manner, including the applicable procedure for their transfer.

If the bonds or securities are issued in accordance with the prior paragraph, the execution by the Treasurer General of the Republic (Tesorero General de la República) and the authentication (refrendación) by the Comptroller General of the Republic, required pursuant to Articles 45 and 46 above shall be made in a replica or facsimile of the issued bonds or securities, thereby the whole series of bonds or securities being issued becoming authorized and authenticated by the Comptroller General of the Republic in identical terms and conditions than those of such replica.

Likewise, in the case of bonds and securities issued the manner described in the previous paragraphs, the issuer shall keep a book entry system for the benefit of the holders of the corresponding securities representing public debt. The maintenance of the aforementioned registry may be carried out by a third party, in the manner indicated in the corresponding supreme decree referred to in paragraph first hereof. …

III.	DECRETO LEY Nº 2.349 DE 1978 - ESTABLECE NORMAS SOBRE CONTRATOS INTERNACIONALES PARA EL SECTOR PÚBLICO (Diario Oficial de 28 de octubre de 1978 y modificaciones posteriores)	III.	DECREE LAW No. 2,349 OF 1978 – RULES REGARDING INTERNATIONAL CONTRACTS AND AGREEMENTS FOR THE PUBLIC SECTOR (Official Gazette of October 28, 1978, as amended)

Artículo 1º.- Decláranse válidos los pactos destinados a sujetar al derecho extranjero los contratos internacionales, cuyo objeto principal diga relación con negocios u operaciones de carácter económico o financiero, celebrados o que se celebren por organismos, instituciones o empresas internacionales o extranjeras que tengan el centro principal de sus negocios en el extranjero, con el Estado de Chile o sus organismos, instituciones o empresas.

Son igualmente válidas las estipulaciones por las cuales se haya sometido o se sometan diferendos derivados de tales contratos a la jurisdicción de tribunales extranjeros, incluyendo tribunales arbitrales previstos en mecanismos de arbitraje preestablecidos o en el respectivo contrato, como también las estipulaciones por las que se haya fijado o se fije domicilio especial y se haya designado o se designe mandatario en el extranjero para los efectos del contrato.

Lo dispuesto en los incisos anteriores igualmente es aplicable a los actos y contratos por los cuales el Estado de Chile o sus organismos, instituciones y empresas, hayan otorgado u otorguen, en cualquier forma, su garantía a terceros en los contratos a que se refiere el inciso primero.

En virtud del sometimiento a la jurisdicción de un tribunal extranjero, cesará el derecho a invocar la inmunidad de jurisdicción, a menos de estipulación expresa en contrario.

Article 1.- It is hereby declared the validity of stipulations that subject to a foreign governing law the international agreements, the main purpose of which are businesses or transactions of an economic or financial nature, that have been or will be executed between international or foreign entities, institutions or corporations whose main centre of operations is located abroad and the Chilean State or its agencies, institutions or enterprises.

Likewise are hereby declared valid the stipulations that have submitted or may submit disputes arising out of such contracts to the jurisdiction of foreign courts, including foreign arbitration tribunals contemplated in pre-established mechanisms of arbitration or in the respective contract, as well as stipulations by which special domiciles have been or are established and agents abroad have been or are designated for purposes of the contract.

The above is also applicable to the acts and contracts by which the State of Chile or its organisms, institutions and enterprises have granted or grant, in any manner, its guarantee to the third parties in the contracts referred to in the first paragraph.

By the submission to the jurisdiction of a foreign court, the right to invoke immunity from jurisdiction will cease, unless in case of express stipulation to the contrary.

Artículo 2º.- Declárase que el Estado de Chile y sus organismos, instituciones o empresas, podrán renunciar a la inmunidad de ejecución en los contratos referidos en el artículo anterior. Con todo, tal renuncia se entenderá limitada al cumplimiento de sentencias recaídas en litigios derivados del contrato específico en que ella se haya convenido. Tratándose de organismos, instituciones y empresas con personalidad jurídica distinta a la del Estado, la renuncia afectará exclusivamente los bienes del dominio de la entidad contratante.

La renuncia pactada en los contratos a que se refiere este artículo, celebrados con anterioridad a la vigencia de este decreto ley, se entenderá válida con las mismas limitaciones señaladas en el inciso anterior.

Article 2.- It is declared that the State of Chile, its organisms, institutions or enterprises, may waive immunity from execution in the contracts referred to in the previous article. However, such waiver will be limited to the enforcement of judgments obtained in lawsuits arising out of the specific contract in which said waiver has been given. In the case of organisms, institutions and enterprises with a legal personality separate from that of the State, the waiver will only affect assets belonging to them.

Waivers stipulated in the contracts referred to in this article that have been executed prior to this decree law will be valid with the same limitations indicated in the previous paragraph

Artículo 3º.- Para los efectos de este decreto ley, se entenderá por organismos, instituciones y empresas del Estado, todo servicio público, institución fiscal o semifiscal, centralizada o descentralizada, empresa del Estado y, en general, todo organismo autónomo creado por ley como, asimismo, toda empresa, sociedad o entidad pública o privada en que el Estado o sus empresas, sociedades o instituciones, centralizadas o descentralizadas, tengan aportes de capital, representación o participación superiores al 50% del capital social, aun cuando se exija norma expresa para aplicarles las disposiciones legales del sector público.	Article 3.- For the purposes of this decree law, organisms, institutions and companies of the State shall mean every public service, fiscal or semi-fiscal institution, centralized or decentralized, state-owned company, and in general, every autonomous organism created by law, as every enterprise, society or entity, public or private in which the State, its companies, societies or institutions, centralized or decentralized, have equity contributions, representation or participation exceeding 50% of the outstanding capital, even in those cases in which an explicit norm is required to apply to them public sector regulations.

Artículo 4º.- Para que los contratos y estipulaciones indicados en los artículos 1° y 2° convenidos con posterioridad a la vigencia del presente decreto ley, queden regidos por sus disposiciones, será necesario que la sumisión al derecho extranjero o a tribunales extranjeros, el señalamiento de domicilio, la designación de mandatario en el extranjero y la renuncia a la inmunidad de ejecución, cuenten con la autorización del Presidente de la República, dada mediante decreto del Ministerio de Hacienda. Se exceptúan de esta exigencia el Banco Central y el Banco del Estado de Chile.

El Presidente de la República podrá otorgar su autorización en general a determinados organismos, instituciones o empresas del Estado, o en particular para algunas clases de contrato. En todo caso, esta autorización no podrá concederse por un plazo superior a un año; pero podrá renovarse.

La autorización a que se refiere este artículo no excluye otras necesarias en razón de la naturaleza del contrato de que se trate.

Article 4.- In order that contracts and stipulations indicated in article 1 and 2 executed subsequently to this decree law be governed by its provisions, it will be necessary that the submission to foreign law or to foreign courts, the establishment of domicile, the designation of agents abroad and the waiver of domicile, the designation of agents abroad and the waiver of immunity from execution be authorized by the President of the Republic by decree of the Ministry of Finance. The Central Bank of Chile and the State Bank of Chile (Banco del Estado de Chile) are exempted from these requirements.

The President of the Republic may grant his authorization generally to certain state organisms, institutions or enterprises, or particularly for certain kinds of agreements. In any event, this authorization may not be granted for a term of over one year, but it may be renewed.

The authorization referred to in this article does not exclude other authorizations that may be necessary in consideration of the nature of the contract in question.

Artículo 5º.- Sin perjuicio de la validez de las estipulaciones contenidas en actos o contratos ya celebrados, no valdrá renuncia alguna en cuanto a la inmunidad de ejecución respecto de los fondos, derechos y bienes que el Banco Central de Chile mantuviere en el extranjero, por cuenta propia, salvo que dicha renuncia se refiera a obligaciones contraídas por dicho Banco.	Article 5.- Notwithstanding the validity of stipulations contained in contracts or agreements already executed, no waiver whatsoever regarding immunity of execution will be valid with respect to the funds, rights and property held by the Central Bank abroad, for its own account, unless such waiver refers to obligations assumed by said Bank

Artículo 6º.- No procederá renuncia alguna de inmunidad de ejecución respecto de los bienes inmuebles y del mobiliario destinados a mantener una misión diplomática o consular o la residencia del jefe de ellas.

No valdrá renuncia alguna de inmunidad de ejecución con respecto a bienes destinados a fines militares, tanto aquellos que sean propiamente de carácter militar como aquellos que se encuentren bajo el control de una autoridad militar o agencia de defensa.

Article 6.- No waiver to immunity of execution shall be granted regarding the movable property and furniture of diplomatic or consular missions or the residence of the chief of any of them.

No waiver of immunity from execution shall be valid with respect to property destined to military purposes, including both military property of an inherently military character and property that is under the control of a military authority or defence agency.

Artículo 7º.- Las estipulaciones contenidas en los artículos 1º y 2º no podrán pactarse en los contratos que se celebren en conformidad al decreto ley número 600, de 13 de Julio de 1974, y sus modificaciones.

Asimismo, no procederán en los contratos que se celebren sobre concesiones de bienes fiscales, ni en los actos o contratos que celebren los organismos, instituciones o empresas del Estado de Chile, cuando la legislación particular por la cual se rijan excluya en forma expresa la sumisión a la ley o tribunal extranjeros, o disponga que los diferendos que de ellos deriven deban ser sometidos a la ley chilena o a tribunales nacionales.

Article 7.- Stipulations contained in articles 1° and 2° herein shall not be agreed in contracts executed under the provisions of Decree Law N° 600 of July I3, I974, an its amendments.

Likewise, they will not be agreed in contracts of concession of fiscal property, nor in acts or contracts executed by organisms, institutions or companies of the Chilean State, when particular legislation by which they are construed expressly excludes the submission of foreign law or courts, or dictates that disputes originates from them shall be submitted to Chilean law or Chilean Courts.

Artículo 8º.- La designación de mandatarios especiales a que se refiere el artículo 1° sólo podrá recaer, en el futuro, en un cónsul chileno general o particular o de distrito, en alguna agencia u oficina de organismos, instituciones o empresas del Estado de Chile con sede en el extranjero, o en el representante legal de dicha agencia u oficina.	Article 8.- In the future, the appointment of special representatives referred to in article 1º shall only be to a Chilean general consul, or particular, or of a district, to some agency or office of organisms, institutions, or companies of the Chilean State with seat abroad, or to the legal representative of such agency or office.

Artículo 9º.- Cualquier Estado extranjero y sus organismos, instituciones y empresas podrán impetrar en Chile la inmunidad de jurisdicción y de ejecución, según el caso, en los mismos términos y con igual amplitud e idénticas excepciones como la reconociere su propia legislación en favor del Estado de Chile o de sus organismos, instituciones y empresas.	Article 9.- Any foreign State and its organisms [agencies], institutions and enterprises may call for immunity of jurisdiction and execution in Chile, as the case may be, in the same terms and amplitude and identical exceptions as recognized by its own legislation in favor of the Chilean State, or of its organisms, institutions or companies.

Artículo 10º.- Sustitúyese el N° 3 del artículo 245 del Código de Procedimiento Civil, por el siguiente:

"3.- Que la parte en contra de la cual se invoca la sentencia haya sido debidamente notificada de la acción. Con todo, podrá ella probar que, por otros motivos, estuvo impedida de hacer valer sus medios de defensa.

Article 10.- Article 245 Nº 3 of the Civil Procedure Code is substituted by the following:

“3. That the party against which the sentence is being invoked has been duly served of the lawsuit. However, he may prove that, for different motives, he was prevented from assuming his defense.

Artículo 11º.- Declárase que las operaciones de crédito con el exterior, pactadas con instituciones o empresas bancarias o financieras, extranjeras o internacionales, han estado y estarán sometidas, en cuanto a estipulaciones sobre intereses, comisiones, recargos, pago anticipado y demás condiciones financieras, a las modalidades usuales imperantes en el mercado externo de capitales, sin que les sean aplicables las disposiciones limitativas sobre la materia de la legislación nacional.

Se presume que las condiciones contenidas en operaciones aprobadas por el Banco Central de Chile son las imperantes en el respectivo mercado externo de capitales…

Article 11.- It is declared that all foreign loan operations, agreed with institutions or banking or finance companies, foreign or international, are and will continue to be submitted, regarding stipulations about interest, commissions, surcharges, prepayments and other financial conditions, to the terms prevailing in foreign capital markets, without being applicable to them the restrictive regulations provided for this matter in national legislation.

It is deemed that conditions contained in operations approved by the Central Bank are prevailing in the respective foreign capital markets…

IV.	LEY Nº 21.289 - LEY DE PRESUPUESTOS PARA EL SECTOR PÚBLICO CORRESPONDIENTE AL AÑO 2021 (Diario Oficial de 16 de diciembre de 2020)	IV.	LAW No. 21,289 - PUBLIC SECTOR BUDGET LAW CORRESPONDING TO FISCAL YEAR 2021 (Official Gazette of December 16, 2020)

“… Artículo 3°.- Autorizase al Presidente de la República para contraer obligaciones, en el país o en el exterior, en moneda nacional o en monedas extranjeras, hasta por la cantidad de US$20.000.000 miles que, por concepto de endeudamiento, se incluye en los Ingresos Generales de la Nación.

Autorízasele, además, para contraer obligaciones, en el país o en el exterior, hasta por la cantidad de US$1.000.000 miles o su equivalente en otras monedas extranjeras o en moneda nacional.

Para los fines de este artículo, se podrá emitir y colocar bonos y otros documentos en moneda nacional o extranjera, los cuales podrán llevar impresa la firma del Tesorero General de la República. La parte de las obligaciones contraídas en virtud de esta autorización que sea amortizada dentro del ejercicio presupuestario 2021 y aquellas que se contraigan para efectuar pago anticipado total o parcial de deudas constituidas en ejercicios anteriores, deducidas las amortizaciones incluidas en esta ley para el año 2021, no serán consideradas en el cómputo del margen de endeudamiento fijado en los incisos anteriores.

La autorización que se otorga al Presidente de la República será ejercida mediante decretos supremos expedidos a través del Ministerio de Hacienda, en los cuales se identificará el destino específico de las obligaciones que se contraigan, indicando las fuentes de recursos con cargo a los cuales debe hacerse el servicio de la deuda. Copias de estos decretos serán enviadas a las Comisiones de Hacienda del Senado y de la Cámara de Diputados dentro de los quince días siguientes al de su total tramitación…”

“… Article 3rd.– The President of the Republic is hereby authorized to contract debt obligations in Chile or abroad, in national or foreign currencies, up to the amount of US$20,000,000 thousands which, for the purposes of indebtedness, shall be included in the General Revenues of the Nation.

The President is also authorized to contract debt obligations in Chile or abroad up to the amount of US$1.000,000 thousands or its equivalent in other foreign currency or Chilean currency.

For purposes of this article, [the Republic] may issue and place bonds and other instruments in domestic or foreign currency, which instruments may bear the printed signature of the Treasurer General of the Republic. The portion of the obligations incurred pursuant to this authorization which is repaid within the budget year 2021 and those incurred for the prepayment of indebtedness’ incurred in prior years, after deducting amortizations provided for in this law for the year 2021, will not be considered in the computation of the indebtedness margin established in the preceding paragraphs.

The President of the Republic shall exercise the authorization granted herein by issuing one or more supreme decrees through the Ministry of Finance (Ministerio de Hacienda), which will indicate the specific end use of the obligations to be assumed and the source of the funding to service the debt. A copy of these decrees will be sent to each of the Senate’s and the House of Representatives’ Finance Committees within fifteen days following their final issuance….”